Exhibit 99.1

FOR RELEASE MARCH 19, 2004, AT 4:05 PM CENTRAL TIME

Press Contact

Nate Long, Marketing Communications Manager

SigmaTel, Inc.

512.381.3913

nlong@sigmatel.com

SigmaTel Appoints Robert T. Derby to Board of Directors

AUSTIN, Texas (March 19, 2004) - SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog intensive, mixed-signal integrated circuits, today announced the appointment of Robert T. Derby to serve on the Board of Directors for the company.

Robert T. Derby has served since 1999 as the managing partner of MyMail, Ltd. From 2000 until 2002, he served as a consultant, acting as founding Vice President of Sales and Marketing for Ethertronics, Inc., and also serving as consultant and member to the advisory board of Silicon Wave Inc. Since 1987 he has served as Vice President of World Wide Sales for several high growth technology companies, several of which successfully completed initial public offerings during his tenure. From 1997 until 1999, Mr. Derby served as founding Vice President of World Wide Sales and Marketing for Veridicom, Inc. From 1994 until 1996, he served as founding Vice President of World Wide Sales for Neomagic, Inc. From 1991 to 1994, he served as founding Vice President of World Wide Sales for Cyrix, Inc. From 1987 until 1990, he served as Senior Vice President of World Wide Sales for Weitek, Inc. Mr. Derby began his career at the Intel Corporation as a District Sales Manager in 1974 until eventually serving as Vice President and Director of World Wide Distribution Sales and Marketing. He left Intel in 1986. Mr. Derby holds a Bachelor of Science from the United States Naval Academy.

“Adding Bob to our Board brings in a vast amount of experience that will help in driving the company forward,” says Ron Edgerton, president and CEO of SigmaTel. “SigmaTel welcomes him to this important role.”

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. We provide our customers complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. Our focus on providing system-level solutions enables our customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

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